UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2015

Walter Investment Management Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-13417	13-3950486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Bayport Drive, Suite 1100
Tampa, FL	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 421-7600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Letter Agreement with Birch Run

On November 16, 2015, Walter Investment Management Corp., a Maryland corporation (the “Company”), entered into a letter agreement with Birch Run Capital Advisors, LP (“Birch Run”) and Daniel Beltzman, the managing member of the general partner of Birch Run. Birch Run is one of the Company’s largest stockholders having beneficial ownership of 7,474,587 shares of the Company’s common stock, as set forth in Birch Run’s Form 13F, filed with the SEC on November 16, 2015.

Pursuant to the letter agreement, effective as of December 7, 2015, the size of the board of directors of the Company (the “Board”) will be increased and Mr. Beltzman will be appointed to serve as a Class III director on the Board with his term expiring at the Company’s 2018 annual meeting of stockholders. Birch Run and Mr. Beltzman have also agreed to vote all of their stock, at the Company’s 2016 annual meeting of stockholders, in support of each director nominated by the Board who is currently a Class I director, and against any stockholder recommendations and proposals not approved by the Board.

The letter agreement also notes that the Board plans to identify and appoint a new non-management director as soon as practicable and to transition the Board back to its current size of nine directors on or before the 2017 annual stockholders meeting. The Board will look to work with Mr. Beltzman on these matters following his appointment.

Mr. Beltzman has agreed, upon becoming a member of the Board, to be subject to the same governance and confidentiality policies and shall be entitled to the same insurance, indemnification, compensation and expense reimbursement programs that apply to all non-employee directors of the Company.

The foregoing summary of the letter agreement is not complete and is subject to, and qualified in its entirety by, the text of the letter agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Amendment of Rights Agreement

On November 16, 2015, the Company and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”) entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement, dated as of June 29, 2015 (the “Rights Agreement”) and to which the Company and the Rights Agent were parties.

Upon the terms and subject to the conditions set forth in the Rights Agreement and the Amendment, (i) Birch Run and its affiliates and associates may acquire up to 25% of the total voting power of all shares of the Company’s common stock without triggering the exercisability of the preferred share purchase rights attached to shares of the Company’s common stock pursuant to the Rights Agreement, and (ii) shares of the Company’s common stock received by directors as compensation for their services, pursuant to any director compensation program of the Company, will also not trigger the exercisability of such rights.

The foregoing description of the Amendment is subject to, and qualified in its entirety by reference to, the full text of the Amendment, which is filed as Exhibit 4.1 and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the letter agreement, effective as of December 7, 2015, the Company will increase the size of the Board and appoint Daniel Beltzman as a Class III director. Mr. Beltzman is expected to serve on the Board’s Compensation and Human Resources Committee and Nominating and Corporate Governance Committee, subject to satisfying the necessary eligibility requirements.

Mr. Beltzman has not, since the beginning of the Company’s last fiscal year, been a participant in any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K. Mr. Beltzman is eligible to participate in the Company’s director compensation program as described in the Company’s proxy statement for 2015 annual meeting of stockholders.

The description of the letter agreement, included under Item 1.01 is incorporated by reference into this Item 5.02.

Item 7.01.	Regulation FD Disclosure.

The Company also issued a press release relating to the letter agreement and the Amendment, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information being furnished under this Item 7.01 pursuant to this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other document filed by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Amendment No. 1, dated as of November 16, 2015, to the Rights Agreement, dated as of June 29, 2015, between Walter Investment Management Corp. and Computershare Trust Company, N.A., as Rights Agent.

10.1	Letter agreement, dated as of November 16, 2015, between Walter Investment Management Corp., Birch Run Capital Advisors, LP and Daniel Beltzman.

99.1	Press Release of Walter Investment Management Corp. issued on November 17, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.

DATED: November 17, 2015	By:	/s/ Denmar J. Dixon
Denmar J. Dixon
Vice Chairman of the Board and
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amendment No. 1, dated as of November 16, 2015, to the Rights Agreement, dated as of June 29, 2015, between Walter Investment Management Corp. and Computershare Trust Company, N.A., as Rights Agent.

10.1	Letter Agreement, dated as of November 16, 2015, between Walter Investment Management Corp., Birch Run Capital Advisors, LP and Daniel Beltzman.

99.1	Press Release of Walter Investment Management Corp. issued on November 17, 2015.